Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports Second Quarter 2015 Results

PHOENIX, AZ—August 6, 2015 - Insys Therapeutics, Inc. (Nasdaq: INSY) (“Insys” or “the Company”) today announced financial results for the three- and six-month periods ended June 30, 2015. Highlights of and subsequent to the second quarter of 2015 include:

●	Total net revenue increased to $77.6 million versus $55.7 million for the second quarter of 2014;

●	Revenues from Subsys® (fentanyl sublingual spray) were $76.7 million, up 40% compared with second quarter 2014 sales of $54.6 million;

●	Net income was $7.3 million, or $0.10 per basic and diluted share, compared to net income of $9.5 million, or $0.14 per basic and $0.13 per diluted share, for the second quarter of 2014;

●	Cash, cash equivalents and investments of $145.1 million as of June 30, 2015;

●	Completed a two-for-one stock split effected through a stock dividend; and,

●

Submitted to the U.S. Food and Drug Administration (FDA) the New Drug Application (NDA) for Dronabinol Oral Solution for anorexia associated with weight loss in patients with AIDS, and nausea and vomiting associated with cancer chemotherapy in patients who have failed to respond adequately to conventional antiemetic treatments.

“Insys had another strong quarter, driven by our thirteenth consecutive quarter of Subsys sales growth. While we expect this will remain our largest near-term revenue driver, we are very pleased to have submitted the NDA for Dronabinol Oral Solution,” said Michael L. Babich, President and Chief Executive Officer. “We believe our liquid formulation has distinct advantages over the current soft gel capsule formulation of dronabinol, and look forward to making our improved formulation available to the many patients suffering from AIDS-related anorexia and chemotherapy-related nausea and vomiting.”

“We continue to advance multiple R&D projects, including our buprenorphine, ondansetron, and buprenorphine/naloxone sublingual sprays and our pharmaceutical cannabidiol (“CBD”) formulation. By continuing to focus our clinical, regulatory, and commercial expertise on developing and successfully commercializing innovative products, we expect to deliver long-term value for our shareholders,” concluded Babich.

Insys Therapeutics Reports Second Quarter 2015 Results

August 6, 2015

Second Quarter 2015 Financial Results

Net revenue for the second quarter of 2015 was $77.6 million compared to $55.7 million for the second quarter of 2014, an increase of 39%. A summary of total revenue is outlined below (in millions):

	Three Months Ended June 30,		Increase
	2015	2014	(Decrease)
Product sales, net
Subsys	$76.7	$54.6	$22.1
Dronabinol SG Capsule	0.9	1.1	(0.2)
Net revenue	$77.6	$55.7	$21.9

Gross margin was 89% for the second quarter of 2015 compared with 88% for the second quarter of 2014. The increase in gross margin was due primarily to the decrease in sales of Dronabinol SG Capsule, a lower margin product, in the 2015 quarter. We do not expect meaningful revenue from sales of Dronabinol SG Capsule in future periods.

Sales and marketing expense was $22.0 million during the second quarter of 2015, compared to $14.1 million for the second quarter of 2014. The increase was a result of expansion of our sales force associated with the increase in sales of Subsys and increased marketing expenses during the second quarter of 2015.

Research and development expense increased to $17.8 million for the second quarter of 2015, compared to $9.2 million for the second quarter of 2014, primarily as a result of Insys’ pipeline development investments during 2014 and 2015 year-to-date, including the ongoing Phase 1/2 safety and pharmacokinetic study in pediatric subjects with treatment-resistant seizures.

General and administrative expense increased to $15.2 million for the second quarter of 2015, compared to $10.7 million for the second quarter of 2014, primarily resulting from costs incurred in connection with various legal matters, which includes a charge of $1.1 million associated with the Oregon Department of Justice (“ODOJ”) settlement discussed further below. Charges related to a court ruling in connection with litigation between the Company and a former employee were $2.3 million for the second quarter of 2015.

Income tax expense was $4.8 million for the second quarter of 2015, reflecting an effective corporate tax rate of 40%.

Net income for the second quarter of 2015 was $7.3 million, or $0.10 per basic and diluted share, compared to net income of $9.5 million, or $0.14 per basic and $0.13 per diluted share, for the second quarter of 2014. Non-GAAP adjusted net income for the second quarter of 2015 was $15.6 million, or $0.21 per diluted share, compared to non-GAAP adjusted net income of $20.9 million, or $0.29 per diluted share, in the prior year quarter. The reconciliation of net income to non-GAAP adjusted net income is included at the end of this press release.

Insys Therapeutics Reports Second Quarter 2015 Results

August 6, 2015

Liquidity

The Company had $145.1 million in cash, restricted cash, cash equivalents, and short-term and long-term investments, no debt, and $204.0 million in stockholders' equity as of June 30, 2015.

Pursuant to a two-for-one stock split of Insys’ common stock declared by Insys’ Board of Directors, shareholders of record as of May 26, 2015 received one additional share of Insys Therapeutics, Inc. common stock, par value $0.01, for each share they held as of the record date.  Share distribution occurred on Friday, June 5, 2015, and Insys’ common stock began trading on a split-adjusted basis on Monday, June 8, 2015.  Total shares outstanding increased from approximately 35.7 million to 71.4 million shares.

Subsequent Events

ODOJ Settlement

In connection with an investigation by the ODOJ, the Company has entered into a settlement agreement with the ODOJ, referred to as an Assurance of Voluntary Compliance (“AVC”), and agreed to make monetary payments totaling approximately $1.1 million. The AVC requires Insys to maintain certain controls and processes around its promotional and sales activity related to Subsys in Oregon, and creates affirmative obligations to comply with applicable laws.

This AVC expressly provides that the Company does not admit any violation of law or regulation. This settlement was reached as result of our cooperation with the ODOJ’s investigation and after producing documents in response to certain CIDs and related requests for information from the ODOJ. The Company is committed to complying with laws governing its sales, marketing and promotional practices and has implemented a comprehensive compliance program based on the elements of an effective compliance program and industry practices.

DEA Quota Granted

On August 5, 2015, Insys received a DEA Quota of 200 kg for the bulk manufacture of pharmaceutical CBD for its new Oakmont facility in Round Rock, Texas, for the remainder of 2015.  The new quota augments the 90 kg Quota for 2015 at the Company’s Paloma facility, bringing its aggregate Quota for 2015 to 290 kilos.

Conference Call

Insys management will host its second quarter 2015 conference call as follows:

Date:	Thursday, August 6, 2015

Time:	10:00 a.m. EDT

Toll free (U.S):	800-918-9577

International:	212-271-4651

Live webcast:	www.insysrx.com under the investor relations section

Insys Therapeutics Reports Second Quarter 2015 Results

August 6, 2015

A telephone replay will be available shortly after the completion of the call for two weeks at 800-633-8284 (U.S.) or 402-977-9140 (International), passcode 21772681. The webcast of this call will be archived at www.insysrx.com.

About Insys Therapeutics, Inc.
Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets two products: Subsys® (fentanyl sublingual spray), and a generic version of Dronabinol (THC) capsules. The Company recently submitted a New Drug Application to the U.S. Food and Drug Administration for Dronabinol Oral Solution, a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol.

Subsys® is a registered trademark of Insys Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements including regarding our expectations on future revenue generated by Subsys and regarding our expectations for our research and development and clinical efforts, including statements related to our belief that our Dronabinol Oral Solution formulation has distinct advantages over the current formulation of dronabinol in soft gel capsule. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Non-GAAP Financial Measures
In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of comprehensive income (loss) and cash flow data prepared in accordance with GAAP. In addition, the Company's definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this earnings release.

Insys Therapeutics Reports Second Quarter 2015 Results

August 6, 2015

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

●	Interest income (expense), net;

●	The recorded provision for income taxes;

●	Depreciation and amortization; and,

●	Non-cash expenses, such as stock compensation expense and accrual for expected litigation judgment.

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash and non-recurring operating expenses that may be subject to uncontrollable factors not reflective of the Company's true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income, plus:

●	The recorded provision for income taxes;

●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., accrual for expected litigation judgment); and,

●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards and windfalls from employee stock option exercises.

Adjusted net income per diluted share is equal to Adjusted net income divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company's compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

Insys Therapeutics Reports Second Quarter 2015 Results

August 6, 2015

Contact:

Lisa M. Wilson

President

In-Site Communications, Inc.

212-452-2793

-- Financial tables follow --

Insys Therapeutics Reports Second Quarter 2015 Results

August 6, 2015

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenue	$77,634	$55,696	$148,403	$97,332
Cost of revenue	8,305	6,555	14,680	11,328
Gross profit	69,329	49,141	133,723	86,004

Operating expenses:
Sales and marketing	21,987	14,077	42,902	25,695
Research and development	17,796	9,189	28,398	13,197
General and administrative	15,284	10,689	28,531	19,257
Charges related to litigation award	2,304	-	10,304	-
Total operating expenses	57,371	33,955	110,135	58,149

Income from operations	11,958	15,186	23,588	27,855
Other income (expense),net	30	-	30	2
Interest income	106	26	231	43
Income before income taxes	12,094	15,212	23,849	27,900
Income tax expense	4,779	5,747	8,512	10,777
Net income	$7,315	$9,465	$15,337	$17,123

Net income per common share:
Basic	$0.10	$0.14	$0.22	$0.25
Diluted	$0.10	$0.13	$0.20	$0.23

Shares used in computing net income per common share:
Basic	71,517,442	68,596,652	71,217,137	67,864,742
Diluted	75,478,649	72,673,154	75,255,048	73,095,644

Percentage of Net revenue:

Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	10.7%	11.8%	9.9%	11.6%
Gross profit	89.3%	88.2%	90.1%	88.4%

Operating expenses:
Sales and marketing	28.3%	25.3%	28.9%	26.4%
Research and development	22.9%	16.5%	19.1%	13.6%
General and administrative	19.7%	19.2%	19.2%	19.8%
Charges related to litigation award	3.0%	0.0%	6.9%	0.0%
Total operating expenses	73.9%	61.0%	74.2%	59.7%

Income from operations	15.4%	27.3%	15.9%	28.6%
Other income (expense),net	0.0%	0.0%	0.0%	0.0%
Interest income	0.1%	0.0%	0.2%	0.0%
Income before income taxes	15.6%	27.2%	16.1%	28.6%
Income tax expense	6.2%	10.2%	5.7%	11.0%
Net income	9.4%	17.0%	10.3%	17.6%

Insys Therapeutics Reports Second Quarter 2015 Results

August 6, 2015

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30,	December 31,
	2015	2014
ASSETS:
Cash and cash equivalents including restricted cash	$74,035	$58,106
Short-term investments	41,248	24,757
Accounts receivable, net	39,150	26,544
Inventories	35,553	34,781
Prepaid expenses and other current assets	8,251	6,854
Long-term investments	29,841	23,262
Other non-current assets	46,964	40,817
Total assets	$275,042	$215,121

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued expenses	$71,077	$49,454
Stockholders' equity	203,965	165,667
Total liabilities and stockholders' equity	$275,042	$215,121

Insys Therapeutics Reports Second Quarter 2015 Results

August 6, 2015

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$7,315	$9,465	$15,337	$17,123
Adjustments to arrive at EBITDA:
Interest (income)	(106)	(26)	(231)	(43)
Income tax expense	4,779	5,747	8,512	10,777
Depreciation and amortization expense	1,282	584	2,457	1,107
EBITDA	13,270	15,770	26,075	28,964
Non-cash stock compensation expense	4,226	5,731	7,947	8,187
Charges related to litigation award	2,304	-	10,304	-
Adjusted EBITDA	$19,800	$21,501	$44,326	$37,151

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$7,315	$9,465	$15,337	$17,123
Income tax expense	4,779	5,747	8,512	10,777
Income before income taxes	12,094	15,212	23,849	27,900
Adjustments to arrive at Adjusted net income:
Non-cash stock compensation expense	4,226	5,731	7,947	8,187
Charges related to litigation award	2,304	-	10,304	-
Adjusted income before income taxes	18,624	20,943	42,100	36,087
Adjusted income tax provision	3,032	-	3,032	-
Adjusted net income	$15,592	$20,943	$39,068	$36,087

Adjusted net income per diluted share	$0.21	$0.29	$0.52	$0.49

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